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                                                                   Exhibit 10.10

                JOINT VENTURE AGREEMENT REGARDING THE GENETICS OF
                                   * DISORDERS

THIS Research Agreement (the "Agreement"), effective as of 31 March 1998 (the "Effective Date") is entered into

BETWEEN:

1 GEMINI RESEARCH LIMITED a corporation doing business at 162 Science Park, Milton Road, Cambridge CB4 4GH, England (hereinafter called "the Company"); and

2 THE COUNCIL OF THE QUEENSLAND INSTITUTE OF MEDICAL RESEARCH, having its registered office at The Bancroft Centre, 300 Herston Road, Brisbane in the State of Queensland, Commonwealth of Australia (hereinafter called "QIMR").

      (Collectively called the "Joint Venture Parties".)

THE CIRCUMSTANCES:

A. Words and expressions defined in this Agreement shall have the same meanings when used in these recitals.

B. Each of QIMR and the Company are interested in the genetics of * Disorders and have agreed to form a Joint Venture for the purpose of collecting and analyzing certain of their respective existing assets and further data and commercialising the results thereof.

C. QIMR and the Company have agreed to enter into this Agreement for the purpose of regulating their relationship.


                Confidential Treatment Requested and the Redacted
             Material has been separately filed with the Commission

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                                   DEFINITIONS

In the following Agreement, the following terms have the following meanings:.

"Associated Disorders"- means *

" Ausagene Assets" - means the data on * acquired by the Company from Ausagene Inc. pursuant to a sale agreement dated of even date herewith and consented to in the Consent.

"Biological Materials" - blood, tissue or DNA samples generated pursuant to this Agreement.

"Completion Date - the date being thirty months from the effective date or the date upon which the parties have completed their work schedules as set out in
Schedule 1 hereto, whichever is the later.

"Confidential Information" means all information made available by a Party for the purpose of this Agreement or developed by the Parties pursuant to this Agreement including but not limited to know-how, databases, research data, drawings, techniques, financial information, other commercially valuable information of whatever description and in whatever form (whether written or oral, visible or invisible) and all information, documents and materials marked as confidential but excludes the interpretation, analysis and application of general information in the public domain;

"Consent" - means the consent given by QIMR to Ausagene permitting Ausagene to sell the Ausagene Assets to the Company and dated of even date herewith.

"Deliverables" - has the meaning ascribed to such expression in Clause 3.

"Effective Date" - the date on which this Agreement is signed by both parties.

"Existing Biological Materials" - means the blood samples collected by QIMR *.

"Intellectual Property" includes all copyright and all rights in relation to inventions, databases and all other rights resulting from intellectual activity pursuant to this Agreement including Know-how whether capable of protection by registration or otherwise under the laws of any country or not;

"Joint Venture" (abbreviated in thin Agreement to "JV") means the joint undertaking of the parties hereto in finding and undertaking research for the purpose of identifying genes underlying the conditions, of * and Associated Disorders in accordance with this Agreement, including the collective rights and obligations of all parties hereto.

"Know-how" - means unpublished non-patentable technical information, data, knowledge, inventions, techniques, processes, systems, formulae and results of experiments in each case resulting from the Research Program.

"Phenotypes" - refer to * assessments of related disorders as defined above.


                Confidential Treatment Requested and the Redacted
             Material has been separately filed with the Commission

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                                     Page 3


"Principal Investigator" - the person nominated in clause 1.4.

"Research Project" - has the meaning ascribed to such expression in Clause 1.1.

"Shares" - means C Class Preferred Ordinary Shares of (pound)1.00 each in the capital of Gemini Holdings plc.

In this Agreement, the following shall apply:-

(a) Singular shall include the plural and the masculine gender shall include the feminine gender and vice versa;
(b) Headings are for reference only and the meaning of clauses shall be determined without reference so those headings;
(c) Other grammatical forms of defined words or expressions have corresponding meanings.


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                              TERMS AND CONDITIONS

THE PARTIES AGREE AS FOLLOWS:-

1.    1.1 Research Project

      QIMR and the Company shall each use its respective best efforts to perform the services described in the research plan and in accordance with the protocols attached as Schedule A (the "Research Project").

      1.2   Contributions to the Joint Venture

      The Company shall contribute to the Joint Venture:

            1.2.1 access to the Ausagene Assets;

            1.2.2 the payments referred to in Clause 2; and

            1.2.3 the results of the genotyping undertaken on the Existing
                  Biological materials and the Biological Materials in accordance with Clause 4.3.

      QIMR shall contribute to the joint Venture:

            1.2.4 Phenotype data on approximately 10,000 twin/sib pairs *

            1.2.5 access to the Existing Biological Materials;

            1.2.6 access to the Biological Materials; and

            1.2.7 the Deliverables.

      1.3   Grant of Rights

      For the purposes of Clause 1.2 and subject to the provisions of Clause 15;

            1.3.1 The Company grants to QIMR a non-exclusive licence to the
                  Ausagene Assets and to genotyping results referred to in Clause 1.2.3 for the sole purposes of undertaking the Research Project and conducting non-commercial research and publishing the results thereof as permitted in this Agreement;

            1.3.2 QIMR grants to the Company (a) an exclusive and perpetual world-wide licence to use, publish, comment on, sub-licence, sell or otherwise deal in the Deliverables, and (b) an exclusive and a perpetual world-wide licence to use the Existing Biological Materials and the Biological Materials for the purpose of undertaking the genotyping as envisaged in the Research Project and otherwise for its own purposes provided that the Company may only use such materials for the purposes for which consent for use of the same was granted.


                Confidential Treatment Requested and the Redacted
             Material has been separately filed with the Commission

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                                     Page 5


      1.4   Principal Investigator

      Research Project activities to be conducted by QIMR will be under the direction of Dr. Nick Martin (the "Principal Investigator") or, in the event that he becomes unavailable, a successor mutually agreed by the parties. In the event that the Principal Investigator becomes unavailable and the parties are unable to agree on a successor within sixty (60) days following the date the Principal Investigator becomes unavailable to participate in the Research Project, then QIMR shall appoint a replacement Principal Investigator unilaterally provided that the Company may, in such latter circumstances decide to terminate this agreement and the provisions of Clause 15 shall apply.

2.    Payments

      For full performance by the QIMR of its obligations under the Research Project, delivery of the Deliverables, and provisions of regular reports, the Company will pay to the QIMR the payments in accordance with Schedule B.

3.    Deliverables

      Within * of the date hereof or such later date as QIMR has completed the obligations under Schedule A, QIMR shall provide the Company with the information listed in Schedule C hereto ("the Deliverables").

4.    Biological Materials

      4.1 Biological materials shall be collected in accordance with all applicable statutes, regulations, ordinances and codes. Prior to collecting human samples, QIMR shall have obtained from each donor an informed consent form or a waiver, in a form agreed with the Company and acceptable to QIMR's Institutional Ethics Committee, that includes consent to use such Biological Materials, and derivatives thereof, without further compensation to the patient or his or her successors, heirs and assigns.

      4.2 Ownership of the Existing Biological Materials and of the Biological Materials shall at all times remain with QIMR.

      4.3 QIMR shall deliver to the Company at least * of DNA from each sample of the Existing Biological Materials and at least * of DNA from each sample of the Biological Materials for the sole purpose of enabling the Company to undertake genotyping on such materials as provided in Clause 1.3.2 and the Company shall otherwise hold such materials on behalf of QIMR and so their order. In the event of samples of Existing Biological Materials and Biological Materials being exhausted, the Company shall negotiate in good faith with QIMR the terms for replenishment of such stocks.

5.    Ownership of Intellectual Property

      5.1 Any Patents or other Intellectual Property rights capable of protection under any law of any country which arise as an outcome of the Research Project shall be owned by the Company. QIMR agrees to assign its rights to any of the Intellectual Property to the Company and do all things and execute all documents so secure the vesting in the Company of all rights granted under this Agreement


                Confidential Treatment Requested and the Redacted
             Material has been separately filed with the Commission

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      5.2   If the Principal Investigator or the QIMR believes that a new invention may have been connected with the Research Project they will liaise with the Company within ten working days of the date of such belief being forwarded to discuss the timing and progressing of any patent applications or other protective action which may be appropriate in relation hereto.

6.    Payment of Patent or Intellectual Property Protection Costs

The Company shall be responsible for all costs associated with the Patents including any registration fees or cost of patent attorney fees, renewal fees and translation costs and the Company shall have the exclusive right so decide what form and in which countries Intellectual Property protection should be pursued.

7.    Consideration to QIMR

      7.1 In consideration for QIMR undertaking work under the Research Project; QIMR will receive a one-time payment of *** received from the outright sale or disposal of the Intellectual Property generated from the Research Project where (a) such proceeds are attributable to or specifically identifiable to such Intellectual Property, and (b) such sale is made in one transaction (or a series of related transactions) for the specific and sole purpose of acquiring such Intellectual Property.

      7.2 QIMR shall be entitled to receive a royalty of *% of Net Receipts of Product Sales. Where Products comprise of intellectual property derived other than from the JVA, such percentage shall be adjusted by the proportion which such other intellectual property contributes to the Product, which, in the absence of agreement between the parties, shall be resolved by arbitration.

      7.3   For the purposes of Clause 7.2:

            "Net receipts of Product Sales" means *

            "Products" means any Intellectual Property derived from the JVA which are specifically related to and designed for the preventive, or diagnostic or treatment of * or *.

8.    Assignment of Interest

During the Research Project, the Company may assign its interest in the JV to any party with the


                Confidential Treatment Requested and the Redacted
             Material has been separately filed with the Commission

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prior written consent of QIMR, which will not be unreasonably withheld, where the assignee has the financial capacity and relevant experience to meet the Company's obligations hereunder and provided that all monies payable hereunder are paid to date, and provided that any assignee shall:

      8.1 enter into a Covenant to meet the obligations of the Company pursuant so the terms of this Agreement; and

      8.2 QIMR is notified in writing of such proposed assignment and of completion thereof and is provided with a copy of the Covenant whereby the Assignee agrees to be bound by the terms hereof; and

      8.3 QIMR will, upon written request, sign an acknowledgement and acceptance of the assignment in the form requested by the Company; and

      8.4 all costs and taxes associated with any such assignment shall be met by the Company; and

      8.5 subsequent to the assignment, the assignees rights and obligations shall be identical to the Company's under this Agreement and shall be bound as if it were an original party hereto; and

      8.6 an assignment shall effect a novation of this Contact and the Company shall be released from further obligations thereafter.

9.    Right to Use Intellectual Property and Biological Material

      QIMR shall retain the right to use all Intellectual Property and Biological Materials for any purposes other than investigations into the molecular genetics of * Disorders. For a period of seven years from the Effective Date, QIMR may make available much Confidential Information arising from the Joint Venture to any third party for the study of the molecular genetics of * Disorders provided that prior written consent is obtained from the Company.

10.   Confidentiality

      The Joint Venture Parties agree that they shall not use any Confidential Information received from each other or generated from the Research Project described in Schedule A except for the purposes of this Agreement. Each party agrees not to disclose any Confidential Information received from another party to any third parties, and to maintain and follow reasonable procedures to prevent unauthorised disclosure or use of the Confidential Information and to prevent it from falling into the public domain or the possession of unauthorised persons. The Joint Venture Parties agree that recipients of Confidential Information hereunder will not disclose such information other than to those of its officers, employees, or consultants who require access to Confidential Information to accomplish the purpose of this Agreement, and that all such disclosures shall be subject to contractual obligations of confidentiality as least as restrictive as those in this Agreement. Each party shall immediately advise the other party of any disclosure, loss or use of Confidential Information in violation of this Agreement. Each party agrees that for a period of seven years from the Effective Date it will hold the Confidential Information in strict confidence and not disclose to any third party any Confidential


                Confidential Treatment Requested and the Redacted
             Material has been separately filed with the Commission

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      Information except as expressly agreed by each of the Joint Venture
      Parties in writing.

      Notwithstanding the above, Confidential Information shall not include information that is:

      10.1 lawfully known or available to the receiving party from a source other than the disclosing party without breach of this Agreement;

      10.2 already known to the receiving party, as shown by written records, before its disclosure by the disclosing party

      10.3 developed independently by the receiving party without the use or consideration of or reference to the Confidential Information;

      10.4 within, or later falls within, the public domain without breach of this Agreement by the receiving party;

      10.5 disclosed pursuant to the requirement or demand of a lawful governmental or judicial authority, but only to the extent required by operation of law, regulation or court order.

11.   Research Project Reports

QIMR agrees that all information and data relating to the Research Project shall be made available to the Company at reasonable times. In the course of the performance of the Research Project, QIMR will promptly communicate to the Company written six-monthly status reports regarding the progress of the Research Project. Such reports shall summarise the results of the Research Project to that time. QIMR shall provide written responses to all reasonable requests and enquiries by the Company at any time.

12.   Publication

QIMR has the right to publish or present in any way results arising from the Research Project. However, to ensure that no Confidential Information is disclosed in such proposed publications and that patent filings will not be jeopardised, QIMR will provide the Company with an advance copy of any proposed publication or abstract relating so the Research Project at least thirty (30) days prior to submission of such manuscript. Within a period of four (4) weeks of receipt of such manuscript or abstract QIMR will be notified by the Company in writing:

(a) that the manuscript or abstract is approved for publication or presentation such approval not to be unreasonably withheld; or

(b) that patent or commercial interests of the Company may be prejudiced by the publication or presentation in which case QIMR shall delay publication or presentation for a period not to exceed three (3) months following receipt of such written notice, and furthermore, within this time period, if requested by the Company, QIMR will modify such manuscript or abstract in order to protect the commercial and/or patent interests of the Company.

If no such notification is made by the Company within the four week period, then QIMR shall be entitled to proceed with the publication or presentation as a matter of right.


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13.   Representations and Warranties

QIMR represents and warrants to the Company that throughout the lifetime of this
Agreement:

      13.1 it will make available professionally qualified personnel and facilities to the Research Project;

      13.2 it will perform the Research Project in conformance with generally accepted professional standards, good clinical practices, and all applicable laws and regulations;

      13.3 each QIMR employee has entered into an employment contract which provides for assignment to QIMR of all inventions and discoveries made by the employee during the course of his or her employment with QIMR;

      13.4 it shall ensure that each of its employees, directly associated with the Joint Venture, enter into a confidentiality agreement in which such an employee agrees so retain all Confidential Information in confidence for a period of seven years from the Effective Date;

      13.5 it has not previously granted and during the term of this Agreement will not grant any option, license or interest in or to the Intellectual Property and Biological Materials subject to this Agreement or any portion thereof in conflict with the rights granted to the Company;

      13.6 QIMR shall not use funds obtained from any industrial or commercial source other than the Company in connection with the Research Project;

      13.7 it has the full power, right and authority to execute and deliver this Agreement and perform its obligations hereunder; and

      13.8 it has not entered and will not enter into any agreement with any third party in conflict with this Agreement within the lifetime of this Agreement.

The Company represents and warrants to QIMR that throughout the lifetime of this
Agreement:

      13.9 it will make available professionally qualified personnel and facilities to the Research Project;

      13.10 it will perform the Research Project in conformance with generally accepted professional standards, good clinical practices, and all applicable laws and regulations;

      13.11 all inventions and discoveries made by the employee during the course of his or her employment with the Company belong to the Company;

      13.12 it shall ensure that each of its employees, directly associated with the Joint Venture, enter into a confidentiality agreement in which such an employee agrees to retain all Confidential Information in confidence for a period of seven years from the Effective Date;


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      13.13 it has the full power, right and authority to execute and deliver this Agreement and perform its obligations hereunder; and

      13.14 it has not entered and will not enter into any agreement with any third party in conflict with this Agreement within the lifetime of this Agreement.

14.   Indemnification - Joint Venture not a Partnership

      14.1 The parties agree that this JV shall not constitute a partnership and that no party shall be able to pledge the credit of any other party and that any debts incurred by any party shall be the debts of that party alone, notwithstanding that such debts were incurred by it in pursuance of its obligations pursuant to this JV Agreement.

      14.2 Each party hereby agrees to indemnify the other party from and against all claims, actions, suits or demands which may arise out of its activities in pursuing its obligations pursuant to this JV Agreement so that each party is protected from any action or omission of the other party.

15.   Termination and Consequences of Termination

15.1 Either party shall have the right to terminate this Agreement forthwith upon giving written notice of termination to the other ("Defaulting Party") upon the occurrence of any of the following events at any time during this Agreement:

      15.1.1 the Defaulting Party commits a material breach of this Agreement which, in the case of a breach capable of remedy, shall not have been remedied within 30 (thirty) days of the receipt by it of a written notice identifying the breach and requiring its remedy;

      15.1.2 the Defaulting Party for a period of longer than 60 (sixty) days suspends payment of its debts or otherwise ceases or threatens to cease to carry on its business or becomes bankrupt or adjudicated insolvent (including without limitation being deemed to be unable to pay its debts);

      15.1.3 a proposal is granted or a nominee or supervisor is appointed for a composition in satisfaction of the debts of the Defaulting Party or a scheme or arrangement of its affairs, or the Defaulting Party enters into any composition or arrangement for the benefit of its creditors, or an order of any court is made in relation to and adverse to the Defaulting Party under any law, regulation or procedure relating to the reconstruction or re-adjustment of debts;

      15.1.4 an application is granted by the court for an administration order with respect to the Defaulting Party; or

      15.1.5 the Defaulting Party takes any action to obtain, or any court makes an order for:

            (a) the winding-up or dissolution of the Defaulting Party (other than for the reconstruction of a solvent company); or

            (b) the appointment of a liquidator, trustee, receiver, administrative receiver, receiver and manager, interim receiver custodian, sequestrator or similar officer of the Defaulting Party against the Defaulting Party or substantial


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                  part of the assets of the Defaulting Party;

      15.1.6 or anything analogous to any of the foregoing occurs under the laws of any country.

15.2 Any termination of this Agreement shall be without prejudice to any of the rights or remedies either party may be entitled to hereunder or at law and shall not affect any accrued rights or liabilities of either party.

15.3 In the event of QIMR giving notice to terminate this Agreement pursuant to the provisions of Clause 15.1, then the Company shall have 30 (thirty) days in which to assign and novate its rights and obligations in accordance with Clause 8.

15.4 Where QIMR givers notice to terminate this Agreement under Clause 15.1 and the Company has not assigned and novated its rights and obligations as envisaged in Clause 15.3 then the licence granted by QIMR to the Company pursuant to Clause 1.3.2 shall, insofar as it relates to the Biological Materials and Deliverables collected prior to and after giving of such notice, terminate.

15.5 The provisions of Clause 15.4 shall not affect the licence granted by QIMR to the Company pursuant to Clause 1.3.2, insofar as is relates to the Existing Biological Materials.

15.6 Where the Company gives notice to terminate this Agreement under Clause 15.1, then (a) the licence granted to QIMR over the Ausagene Assets pursuant to Clause 1.3.1 and the genotyping results referred to in Clause
      1.2.3 shall cease, (b) the Deliverables shall become the properly of the Company and (c) QIMR shall immediately deliver to the Company (or as the Company directs) for not cost and free and clear of all encumbrances or third party claims, 4,134 Shares and (d) QIMR shall have no right to commercialise or enter into any arrangements with third parties with respect to the subject master of the Research
      Project and (e) QIMR shall be under no obligation to repay any amounts paid under Schedule B.

15.7 In the evens of the Company or QIMR giving notice to the other to terminate this Agreement under Clause 15.1, then QIMR or the Company (as the case may be) shall immediately deliver up and return to the Company or QIMR (as the case may be) all information together with any and all data, results, documents and material generated during the performance of the Research Project together with the Deliverables and all copies of the Ausagene Assets, the genotyping results; or the Biological Materials
      (as the case may be).

15.8 The provisions of this Clause 15 shall survive termination of this Agreement.

16.   Arbitration

In the event of a dispute arising from the performance of the Agreement, each party agrees to notify the other party of the specific complaints or points of disagreement and the parties shall make a good faith effort to resolve any conflicts. Any controversy or claim arising out of or relating to this Agreement or any breach thereof which is not resolved by the parties, shall be settled by binding arbitration under the Rules of Commercial Arbitration of Queensland. Such arbitration shall be held in Brisbane. The rules of discovery determined by the arbitrator shall apply thereto. Judgment upon any award rendered by the arbitrator may be entered into any court



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having jurisdiction thereof. The costs of the arbitration, including administrative fees and fees of the arbitrator, shall be shared equally by the parties. Each party shall bear the cost of its own attorneys' fees and expert witness fees. Notwithstanding the above, the parties shall have all rights available at law or in equity to enforce the provisions of clause 10 above, without breach of this Agreement and without any abridgment of the powers of the arbitrator.

17.   General Principles of Conduct

The general principles of conduct which the Parties agree to observe and respect in their dealings with one another shall include the following:

(a) In dealings with one another for the purposes of matters arising under this Agreement the Parties shall, at all times, act in a way as is consistent with the achievement of the basic objectives of the Joint Venture.

(b) The Parties agree to be just and faithful to one another in all dealings and matters arising under this Agreement and agree to co-operate with one another and to meet and conduct in good faith such discussions and negotiations as may be necessary or desirable to resolve amicably any differences or disputes which may arise between or among them.

18. Governing Law

This Agreement shall be governed by the laws of Queensland, without reference to conflicts of laws principles.

19.   Subcontracts

The Parties may not subcontract or delegate any of their responsibilities under this Agreement without the prior written consent of the other Party which shall not be unreasonably withheld.

20.   No Use of Names

The Parties agree that no Party hereto will use the name of another in its advertising or promotional materials without the prior written consent of such other Party; provided, however, either Party may make such disclosures as are required by law, regulation or court order.

21.   Independent Contractors

The relationship between the parties shall be that of independent contracting parties and nothing in this Agreement shall be construed to create any other relationship between the Parties. No party shall have any right, power or authority to assume, crease or incur any expense, liability or obligation, express or implied, on behalf of the other.

22.   Severability

If any provision(s) of this Agreement shall be held invalid, illegal or unenforceable by a court of competent jurisdiction, this Agreement shall continue in full force and effect without said provision.

23.   Notices

Any notices made pursuant to this Agreement shall be in writing and shall be deemed effective when sent by certified mail, registered post or facsimile transmission to the addresses set forth

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above, or to such other address as each party may specify by written notice.
Notice shall be deemed given seven days after dispatch by certified mall or on the business day (in the country of receipt) next following the transmission of the notice.

24.   Integration

This Agreement and its Schedules constitute the entire Agreement between the Parties and supersedes all prior communications, understandings and agreements with respect to all subject matters covered by the Agreement.

25.   Modification Waiver

This Agreement may not be altered, amended or modified in any way except by a writing signed by each party. The failure of a party to enforce any provision of the Agreement shall not be construed so be a waiver of the right of such party to thereafter enforce that provision or any other provision or right.

26.   Option to Extend

Upon completion of the Research Project the parties shall negotiate in good faith with a view to continuing or extending the Research Project in such manner as they may mutually deem acceptable.

IN WITNESS WHEREOF the parties hereto have executed this agreement on the day and year first hereinbefore written.


THE COMMON SEAL of THE COMPANY has            )    /s/ [ILLEGIBLE]
been affixed by a Director and a              )    -----------------------------
Director/Secretary who certify that they      )
are the proper officers to affix such seal.   )    /s/ [ILLEGIBLE]
                                                   -----------------------------

THE COUNCIL OF THE QUEENSLAND INSTITUTE       )    /s/ [ILLEGIBLE]
OF MEDICAL RESEARCH has affixed its seal      )    -----------------------------
in the presence of the Director and the       )
Secretary who certify they are the proper     )    /s/ [ILLEGIBLE]
officers to affix the seal.                   )    -----------------------------


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                                   SCHEDULE A

                            WORK SCHEDULE AND BUDGET

                                   [Redacted]


               Confidential Treatment Requested and the Redacted
             Material has been separately filed with the Commission

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                                   SCHEDULE B

                              SCHEDULE OF PAYMENTS

                                   [Redacted]


               Confidential Treatment Requested and the Redacted
             Material has been separately filed with the Commission

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                                   SCHEDULE C

                                  DELIVERABLES

                                   [Redacted]


               Confidential Treatment Requested and the Redacted
             Material has been separately filed with the Commission